UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549-1004

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:
February 22, 2011

INSIGNIA SYSTEMS, INC.
(Exact name of registrant as specified in its chapter)

Minnesota	1-13471	41-1656308
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
8799 Brooklyn Blvd., Minneapolis, Minnesota	55445
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code	(763) 392-6200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

On February 23, 2011, the Company issued a press release disclosing financial information regarding the year and fourth quarter ended December 31, 2010.  A copy of the press release is attached as Exhibit 99.1.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2011, the Board of Directors of the Company approved a Performance Bonus Plan, providing for the payment of $3,987,500 to certain employees of the Company, to reward them for their diligent and persistent efforts during the ten plus years of litigation with News America Marketing In-Store, LLC (“NAM”), which was settled on February 9, 2011, resulting in the payment to the Company by NAM of $125,000,000 in settlement proceeds. The total bonus amount is equal to five percent of the gross settlement proceeds in excess of $10,000,000, minus contingent attorney’s fees and the $4,000,000 payment to NAM in connection with the new business arrangement.  The named executive officers of the Company will receive the following bonuses under the plan:

Name	Amount
Scott F. Drill	$2,400,000
Scott J. Simcox	$500,000
Justin W. Shireman	$200,000
A. Thomas Lucas	$200,000
Alan M. Jones	$100,000

Item 8.01.  Other Events.

On February 22, 2011, the Board of Directors of the Company approved payment to the shareholders of a special dividend of $2.00 per share, to shareholders of record on April 1, 2011, with payment expected to be on May 2, 2011.

On February 22, 2011, the Board of Directors of the Company approved a Stock Repurchase Plan, authorizing but not obligating the Company to repurchase up to $15,000,000 of the Company’s Common Stock from time to time.  Under the plan, any shares repurchased must be purchased on or before January 31, 2012.  The plan calls for the repurchases to be made in open market or privately negotiated transactions in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended, subject to market and business conditions, applicable legal requirements and other factors.  Repurchased shares will become authorized but unissued shares.  The plan does not obligate the Company to purchase any particular number of shares, and may be suspended at any time at the Company’s discretion in accordance with Rule 10b-18.

Item 9.01.  Financial Statements and Exhibits.

(d)       Exhibits

99.1     Press Release dated February 23, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Insignia Systems, Inc.
(Registrant)

Date:	February 28, 2011	By:	/s/ Scott F. Drill
Scott F. Drill, President and Chief Executive Officer